Exhibit (a)(1)(B)

LETTER OF TRANSMITTAL
TO TENDER OPTIONS TO PURCHASE
SHARES OF COMMON STOCK OF NETIQ CORPORATION
GRANTED UNDER THE
NETIQ CORPORATION 1995 STOCK PLAN AMENDED AND RESTATED AS OF SEPTEMBER 16, 2002, THE NETIQ CORPORATION 2002 STOCK PLAN, THE MISSION CRITICAL SOFTWARE, INC. 1997 STOCK PLAN (AS AMENDED MAY 21, 1999), THE WEBTRENDS CORPORATION 1997 STOCK INCENTIVE COMPENSATION PLAN AND THE
NETIQ CORPORATION AMENDED AND RESTATED 1998 STOCK INCENTIVE COMPENSATION PLAN,
FOR NEW OPTIONS GRANTED UNDER SUCH PLANS

PURSUANT TO THE OFFER TO EXCHANGE DATED
November 18, 2002

THE OFFER AND RELATED RIGHT OF WITHDRAWAL EXPIRE AT 5:00 P.M., PACIFIC TIME, ON DECEMBER 18, 2002, UNLESS THE OFFER IS EXTENDED.

To: NetIQ Corporation
Stock Services
3553 North First Street
San Jose, CA 95134
Telephone: (408) 856-3000
Facsimile: (408) 856-1804

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

Pursuant to the terms and subject to the conditions of the Offer to Exchange dated November 18, 2002 and this Letter of Transmittal, I, a current employee of NetIQ (the “Company”), hereby tender the following outstanding options to purchase shares (“Option Shares”) of common stock, par value $.001 per share, of the Company that have been granted under the NetIQ Corporation 1995 Stock Plan Amended and Restated as of September 16, 2002, the NetIQ Corporation 2002 Stock Plan, the Mission Critical Software, Inc. 1997 Stock Plan (as amended May 21, 1999), the WebTrends Corporation 1997 Stock Incentive Compensation Plan and/or the NetIQ Corporation Amended and Restated 1998 Stock Incentive Compensation Plan (collectively, the “Plans”).

TO VALIDLY TENDER SUCH OPTIONS, YOU MUST COMPLETE THE FOLLOWING TABLE ACCORDING TO INSTRUCTIONS 2 AND 3 ON PAGE 5 OF THIS LETTER OF TRANSMITTAL.

Grant Date of Option(1)	Exercise Price of Option	Total Number of Option Shares Subject to Option(2)	Name of Plan(3)

1	List each option on a separate line even if more than one option was granted on the same date.
2
Provide the total number of unexercised Option Shares subject to the entire option in this column. By tendering this option, you are agreeing to tender it for the full number of unexercised Option Shares subject to this option.

3
Provide the name of the Plan under which the Option was granted. This information can be found in your Personnel Option Status that is included with the letter from our President and Chief Executive Officer, Charles M. Boesenberg, addressing some of the principal questions that you may have regarding the offer.

To NetIQ Corporation:

Upon the terms and subject to the conditions set forth in the Offer to Exchange dated November 18, 2002 (the “Offer to Exchange”), my receipt of which I hereby acknowledge, and in this Letter of Transmittal (this “Letter of Transmittal” which, together with the Offer to Exchange, as they may be amended or supplemented from time to time, constitutes the “Offer”), I, the undersigned, hereby tender to NetIQ Corporation, a Delaware corporation (the “Company”), the options (the “Options”) to purchase shares (“Option Shares”) of common stock, par value $.001 per share, of the Company (the “Common Stock”) specified in the table above, in exchange for “New Options,” which are new options to purchase shares of Common Stock. I understand that if the outstanding Options have an exercise price less than or equal to $24.00 per share, the Options will be exchanged for New Options to purchase the same number of shares as the option being exchanged; if the Options have an exercise price greater than $24.00 per share but less than $30.00 per share, the Options will be exchanged for New Options to purchase two shares of common stock for every three shares subject to the Option being exchanged; and if the Options have an exercise price greater than or equal to $30.00 per share, the Options will be exchanged for New Options to purchase one share of common stock for every two shares subject to the Option being exchanged. In addition, I understand that if I decide to exchange any Option hereunder, I will be required to also exchange all Options granted to me since May 18, 2002. All New Options will be subject to the terms and conditions of the Plan under which the respective Options were granted except as otherwise described in the Offer to Exchange or determined by the Board of Directors (each such plan, a “Controlling Plan”) and to a new option grant agreement between the Company and me.

Subject to, and effective upon, the Company’s acceptance for exchange of the Options tendered herewith in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended, delayed, terminated or amended, the terms and conditions of any such extension, delay, termination or amendment), I hereby sell, assign and transfer to, or upon the order of, the Company all right, title and interest in and to all of the Options that I am tendering hereby. I acknowledge that the Company has advised me to consult with my own advisors as to the consequences of participating or not participating in the Offer. I agree that this Letter of Transmittal is an amendment to the option agreement or agreements to which the Options I am tendering hereby are subject.

I hereby represent and warrant that I have full power and authority to tender the Options tendered hereby and that, when and to the extent such Options are accepted for exchange by the Company, such Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, other than pursuant to the applicable option grant document, and such options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the Options I am tendering hereby.

All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this tender is irrevocable.

By execution hereof, I understand that tenders of Options pursuant to the procedure described in Section 3 of the Offer to Exchange and in the instructions to this Letter of Transmittal will constitute my acceptance of the terms and conditions of the Offer. The Company’s acceptance for exchange of options tendered pursuant to the Offer will constitute a binding agreement between the Company and me, upon the terms and subject to the conditions of the Offer.

I acknowledge that the New Options that I will receive:

(1)  will not be granted until the first business day that is on or after six months and one day after the date when the Options tendered hereby are accepted for exchange and canceled; and

(2)  will be subject to the terms and conditions set forth in the Controlling Plan and in a new option grant agreement between the Company and me that will be forwarded to me after the grant of the New Options for my signature and return to the Company.

I also acknowledge that I must be an employee of the Company or one of its subsidiaries from the date when I tender Options through the date when the New Options are granted and otherwise be eligible under the Controlling Plan on the date when the New Options are granted in order to receive New Options. I further acknowledge that if I do not remain such an employee, I will not receive any New Options or any other consideration for the Options that I tender and that are accepted for exchange pursuant to the Offer. If I pass away, become disabled, terminate with or without a good reason or am terminated with or without cause before the date when the New Options are granted, then I will not receive anything for the Options that I tender and that are accepted for exchange pursuant to the Offer. I acknowledge that I will not receive any additional options or New Options until the date that is at least 6 months and one day after the date when the Options that I tender are accepted for exchange and canceled. I understand that I will not be entitled to exercise any new options until six months after the grant date of the new options and that if my employment with NetIQ or its subsidiaries is terminated for any reason (other than part of an announced reduction in force by the Company or in some cases a change of control) within six months of the grant date of the new options I will forfeit all new options granted in the exchange. I understand that the Company may grant options to its employees during that time period and that I will not be eligible for such option grants.

The name and social security number of the registered holder of the Options tendered hereby appear below exactly as they appear on the option grant document(s) representing such Options. By completing the table on page 1 of this Letter of Transmittal, I have indicated the Options that I am tendering. In the appropriate boxes of the table, I have listed for each Option the grant date, the exercise price the total number of Option Shares subject to the Option and the Plan under which the Option was granted. I understand that I may tender all or any of my options outstanding under the Plans and that I am not required to tender any of such options in the Offer. I further understand that I am required to tender all options granted to me on or after May 18, 2002 if I wish to tender any options. I also understand that all of such Options properly tendered prior to the Expiration Date (as defined in the following sentence) and not validly withdrawn will be exchanged for New Options, upon the terms and subject to the conditions of the Offer, including the terms and conditions described in Sections 1 and 6 of the Offer to Exchange. The term “Expiration Date” means 5:00 p.m., Pacific Time, on December 18, 2002, unless and until the Company, in its discretion, has extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” refers to the latest time and date at which the Offer, as so extended, expires.

All employees of NetIQ’s non-U.S. subsidiaries by signing this Letter of Transmittal acknowledge that they have read and agree to the terms of the Consent Form attached as Annex A to this Letter of Transmittal.

I recognize that upon the occurrence of any of the conditions set forth in Section 6 of the Offer to Exchange, the Company may terminate or amend the Offer and postpone its acceptance and cancellation of any Options tendered for exchange.

THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS OF OPTIONS BE ACCEPTED FROM OR ON BEHALF OF) OPTION HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF ANY TENDER OF OPTIONS WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

All capitalized terms used in this Letter of Transmittal but not defined shall have the meaning ascribed to them in the Offer to Exchange.

OPTION HOLDER: PLEASE SIGN BELOW

(See Instructions 1 and 4)

You must complete and sign the following exactly as your name appears on the option agreement or agreements evidencing the Options you are tendering.

_________________________________________________________________________________________________
SIGNATURE OF OPTIONEE

X _______________________________________________________________________________________________
(Signature of Holder)

Date: __________________________________ , 2002

Name: ____________________________________________________________________________________________
(Please Print)

Address: __________________________________________________________________________________________
(Please include ZIP code)

Telephone No. (with area code): _______________________________________________________________________

Tax ID/ Social Security No.: __________________________________________________________________________

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.  Delivery of Letter of Transmittal.    A properly completed and duly executed original of this Letter of Transmittal (or a facsimile thereof), and any other documents required by this Letter of Transmittal, must be received by the Company at its address set forth on the front cover of this Letter of Transmittal on or before the Expiration Date.

THE METHOD BY WHICH YOU DELIVER ANY REQUIRED DOCUMENTS (INCLUDING THIS LETTER OF TRANSMITTAL) IS AT YOUR ELECTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE COMPANY. IF YOU ELECT TO DELIVER YOUR DOCUMENTS BY MAIL, THE COMPANY RECOMMENDS THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. IF YOU ELECT TO SEND BY FACSIMILE, THE COMPANY RECOMMENDS THAT YOU RECEIVE A CONFIRMATION OF DELIVERY PRIOR TO THE EXPIRATION OF THE OFFER.

Tenders of Options made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. If the Offer is extended by the Company beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. To withdraw tendered Options you must deliver a Notice of Withdrawal of Tender, or a facsimile thereof, with the required information to the Company while you still have the right to withdraw the tendered Options. Withdrawals may not be rescinded and any Options withdrawn will thereafter be deemed not properly tendered for purposes of the Offer, unless such withdrawn Options are properly re-tendered prior to the Expiration Date by following the procedures described above.

The Company will not accept any alternative, conditional or contingent tenders. All tendering employees, by execution of this Letter of Transmittal (or a facsimile of it), waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer to Exchange.

2.  Inadequate Space.    If the space provided herein is inadequate, the information requested by the table on page 1 of this Letter of Transmittal regarding the Options to be tendered should be provided on a separate schedule attached hereto.

3.  Tenders.    If you intend to tender options pursuant to the Offer, you must complete the table on page 1 of this Letter of Transmittal by providing the following information for each Option that you intend to tender: grant date, exercise price, the total number of Option Shares subject to the Option and the Plan under which the Option was granted. If you choose to tender an Option, you must tender the full number of Option Shares subject to the Option. If you received options from the Company on or after May 18, 2002 you must tender all options received on or after that date if you want to tender any options.

4.  Signatures on this Letter of Transmittal.    If this Letter of Transmittal is signed by the holder of the Options, the signature must correspond with the name as written on the face of the option award document(s) to which the Options are subject without alteration, enlargement or any change whatsoever.

5.  Requests for Assistance or Additional Copies.    Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Letter of Transmittal, may be directed to:

Stock Services
NetIQ Corporation
3553 North First Street
San Jose, CA 95034
Telephone: (408) 856-3000

Copies will be furnished promptly at the Company’s expense.

6.  Irregularities.    All questions as to the number of Option Shares subject to Options to be accepted for exchange, and any questions as to form of documents and the validity (including eligibility and time of receipt), form and acceptance of any tender of Options will be determined by the Company in its sole discretion, which determinations shall be final and binding on all interested persons. The Company reserves the right to reject any or all tenders of Options that the Company determines not to be in appropriate form or the acceptance of which is unlawful. The Company also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in any tender with respect to any particular Options or any particular option holder, and the Company’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of Options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

IMPORTANT: THIS LETTER OF TRANSMITTAL (OR A FACSIMILE COPY THEREOF), TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS, MUST BE RECEIVED BY THE COMPANY, ON OR BEFORE THE EXPIRATION DATE.

7.  Important Tax Information.    U.S. and non-U.S. employees should refer to the section captioned “U.S. Federal Income Tax Consequences of Non-Qualified Stock Options” and the section captioned “Important Legal and Tax Information for Non-U.S. Employees”, respectively, of the Offer to Exchange, which contain important tax information.

ANNEX A

CONSENT FORM

(NETIQ NON-U.S. SUBSIDIARIES)

Use of Personal Information

1.
As part of our employee records we maintain certain personal information about you, including your address, marital status, educational background, your history with the company, your areas of expertise and your salary, bonuses and other benefits. We receive or become aware of this information in a number of ways – directly from you, from others and otherwise over time through our relationship with you – and may receive and/or retain it in various forms (whether in writing, electronically, verbally or otherwise). These records may be maintained at our offices and at the offices of our affiliate companies as described herein.

In part, we use this information to perform our obligations and administer the benefits due under any employment agreements. This enables us, in particular, to improve and maintain effective employee administration, including administration of employee benefits such as salary, bonuses, stock options, stock purchases, pensions and leave entitlements, facilitate employee performance reviews (and related salary reviews) and to comply with our legal obligations such as income tax and social security withholdings. It is also used in the administration of our employee stock purchase program and to manage your shareholdings in NetIQ Corporation. It may also be used if you are issued a credit card guaranteed by the Company or any affiliate company. This information is stored in database(s) located at our affiliate companies, NetIQ Limited in Staines, Middlesex, the United Kingdom, and NetIQ Europe Limited in Galway, Ireland, and at the headquarters of NetIQ Corporation, located in San Jose, California, United States. These databases are controlled by our human resources staff, stock services staff and executive staff, and can be accessed electronically by appropriately authorized personnel. The identity of such personnel is available upon request. We have in place security measures to ensure the confidentiality of information contained in the database. These measures are reviewed and upgraded from time to time in line with legal and technical developments.

2.
While we do not as a rule collect sensitive data, we may occasionally make requests, for information about ethnic origin, marital status, medical history for the purpose of our medical coverage and insurance benefits or government regulatory requirements. We appreciate that you may consider this information to be particularly sensitive. In recognition of this, at the relevant time, we will seek your consent to the provision of such information.

3.
From time to time we may ask you to review and update the personal information we hold (although you are welcome to review and update the information more or less frequently as you wish). We will hold the information for as long as is necessary, to comply with any legal obligation under applicable government requirements. You can contact your local HR Manager at any time for more information and to obtain an up-to-date copy of the information held about you or to update your personal information.

4.
NetIQ Corporation and its subsidiaries operate internationally and to achieve the objectives described above we will from time to time make this information available to other companies within the NetIQ group of companies. Likewise, as part of our operations, we will from time to time need to make some of your information available to legal and regulatory authorities (including tax authorities), to our accountants, auditors, lawyers and other outside professional advisers, and to parties providing products or services to us such as brokerages (for stock transactions), payroll services, medical practitioners, private health associations and insurance companies. Although some of these recipients will be located in Europe, others may be located or have relevant operations elsewhere. Accordingly, these various disclosures may necessitate the transfer of your information outside the European Economic Area, most specifically to the United

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States. Where appropriate, we will obtain the necessary authorizations for the transfers from, or notify the transfers to, the relevant authorities. You may request the details of parties to whom your information has been made available at any time.

By signing the attached letter of transmittal, you confirm your consent to our collection, use, processing, disclosure and transfer of your personal information for the purposes described above by signing this form in the space provided below. You are encouraged to contact your local HR representative on a regular basis to check the accuracy of your personal data, notify us of any changes and to receive updates on the applicable data protection regulations and how these affect your rights.

Nature of Grant.

In participating in the Offer and signing this letter of transmittal, you acknowledge that:

(1)	the Offer is established voluntarily by NetIQ, it is discretionary in nature and it may be extended, modified, suspended or terminated by NetIQ at any time, as provided in the Offer to Exchange;

(2)
the grant of the right to receive New Options at least six months and one day after cancellation of the Options, subject to conditions stated in the Offer to Exchange, is voluntary and occasional and does not create any contractual or other right to receive future benefits (other than as set forth in the Offer to Exchange);

(3)	all decisions with respect to future grants, other than the New Options, under any NetIQ employee stock plan, if any, will be at the sole discretion of NetIQ;

(4)
your participation in the Offer shall not create a right to employment or be interpreted to form an employment agreement with NetIQ, its subsidiaries or its affiliates and shall not interfere with the ability of your current employer to terminate your employment relationship at any time with or without cause (subject to the terms of your employment contract, if any);

(5)	you are voluntarily participating in the Offer;

(6)
the right to receive New Options on the first business day that is on or after six months and one day after cancellation of the Options tendered and accepted, subject to the conditions stated in the Offer to Exchange, that you may receive from NetIQ as a result of participating in the Offer is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to NetIQ, its subsidiaries or its affiliates, which is outside the scope of your employment contract, if any, and is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(7)	the future value of the NetIQ common stock is unknown and cannot be predicted with certainty; and

(8)
if you participate in the Offer and receive New Options, the exercise price of the New Options may be higher than the exercise price of the Options; no claim or entitlement to compensation or damages arises if the exercise price for the New Options is greater than for your Options and you irrevocably release NetIQ and its subsidiaries and affiliates from any such claim that may arise.

Responsibility for Taxes.

Regardless of any action that NetIQ, its subsidiary or its affiliate takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding related to the exchange, including the cancellation/exchange of Options and the grant of New Options (“Applicable Withholdings”), you acknowledge that the ultimate liability for all Applicable Withholdings is and remains your sole responsibility. In that regard, you authorize NetIQ and/or its subsidiaries or its affiliates to withhold all Applicable Withholdings legally payable by you from your wages or other cash payment paid to you by NetIQ and/or its subsidiaries or its affiliates or from proceeds of the sale of shares. Alternatively, or in addition, if permissible under local law, NetIQ may, in its discretion: (1) sell or arrange for the sale of shares of NetIQ common stock that you acquire to meet the Applicable Withholding obligation; and/or (2) withhold in shares of NetIQ common stock, provided that NetIQ withholds only the amount of shares of NetIQ common stock necessary to satisfy the minimum withholding amount. Finally, you agree to pay to NetIQ, its subsidiary or its affiliate any amount of Applicable Withholdings that NetIQ, its subsidiary or its affiliate may be required to withhold as a result of your participation in the Offer if NetIQ does not satisfy the Applicable Withholding through other means.

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